Exhibit 24.2

Power of Attorney

Each of the undersigned, in his capacity as a director, officer, or both, of Neogen Corporation, appoints James L. Herbert and Richard R. Current, or either of them, to be his true and lawful attorney to execute in his name, place and stead, a Report on Form S-8 and to file the same with any exhibits or amendments thereto and other documents in connection therewith, with the Securities and Exchange Commission or other agencies or individuals requesting such in connection with the registration of securities in the 1997 Stock Option Plan. James L. Herbert and Richard Current shall have full power and authority to do and perform in the name and on the behalf of each of the undersigned, in any capacity, every act required or necessary to be done as fully as each of the undersigned might or could do in person.

Date: 10/30/04	/s/ James L. Herbert James L. Herbert, Chairman President, Chief Executive Officer, Director (Principal Executive Officer)

Date: 10/27/04	/s/ Richard R. Current Richard Current, Vice President of Administration, Chief Financial Officer, (Principal Financial and Accounting Officer)

Date: 10/13/04	/s/ Herbert D. Doan Herbert D. Doan, Director

Date: 10/13/04	/s/ Lon M. Bohannon Lon M. Bohannon, Director

Date: 10/13/04	/s/ Robert M. Book Robert M. Book, Director

Date: 10/13/04	/s/ Gordon E. Guyer Gordon E. Guyer, Director

Date: 10/18/04	/s/ Leonard E. Heller Leonard E. Heller, Director

Date: 10/13/04	/s/ G. Bruce Papesh G. Bruce Papesh, Director

Date: 10/13/04	/s/ Jack Parnell Jack Parnell, Director

Date: 10/13/04	/s/ Thomas H. Reed Thomas H. Reed, Director

Page 18 of 18 Pages